UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 4, 2012
ZAGG Inc
(Exact name of registrant as specified in its charter)

Nevada	001-34528	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 South 500 West, Suite J Salt Lake City, Utah 84115
(Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 263-0699
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Appointment of New Chief Executive Officer

On December 4, 2012, the Board of Directors of ZAGG Inc (the “Registrant”) extended an offer (the “Offer”) to Randall L. Hales to serve as the Registrant’s Chief Executive Officer, which was accepted by Mr. Hales.  Mr. Hales will retain the title of president and also will continue to serve as a director of the Company.

Following the departure of the Registrant’s prior Chief Executive Officer, Mr. Hales had been serving as the Registrant’s interim Chief Executive Officer as the Board conducted its search for a permanent CEO. Previously, Mr. Hales had been serving as the Registrant’s President and Chief Operating Officer, and had served as a member of the Board since October 2010.

As noted in the Registrant’s public filings, Mr. Hales brings extensive business experience in operational development, retail marketing and management to his new role as Executive Officer.  Mr. Hales has held senior-level positions in operations, manufacturing, sales, product management, marketing and general management. Before joining ZAGG, Mr. Hales served as the CEO of Mity Enterprises, a furniture systems manufacturer with worldwide sales and operations. Mr. Hales managed the privately held venture with more than 250 employees from 2007-2011, which was recognized in both 2009 and 2011 as the Utah Manufacturer of the Year. Mr. Hales served as the CEO and President of Back to Basics, Inc., an award-winning kitchenware company that received the Ernst & Young "Entrepreneur of the Year" award in 2004, and held Inc. 500 recognition in 2003, 2004, and 2005. Back to Basics was sold to Focus Products Group LLC in 2007.

Mr. Hales earned a B.S. degree in engineering from Brigham Young University in 2000.  He has no family relationships with any of the other officers or directors of the Registrant.

In connection with the Offer, Mr. Hales will continue to serve as a director of the Company.

Pursuant to the Offer, the Board anticipates that the terms of Mr. Hales’ employment as Chief Executive Officer of the Registrant will be finalized over the next several days.  The principal terms of the Offer included the following:

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Mr. Hales will serve as Chief Executive Officer and as a member of the Registrant’s Board of Directors.  Additionally, the Board anticipated that Mr. Hales would participate as an ex officio member of each committee of the Board.  The Board agreed to nominate Mr. Hales to the Board as long as he was serving as Chief Executive Officer, with the understanding that he would serve as a member of the Board without additional consideration.

-	Mr. Hales’ employment with the Company will be “at will” and either the Registrant or Mr. Hales could terminate his employment at any time with or without cause.

-	Mr. Hales will carry out all customary and usual duties of the CEO of a consumer products company of similar size and operations.

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Mr. Hales’ annual base salary will be $692,000.  The Compensation Committee of the Board will review Mr. Hales’ base salary and other compensation at least annually, and would revise such amounts in the discretion of the committee.

-	Mr. Hales may receive an annual cash incentive of $208,000, subject to the achievement by the Registrant of various financial goals.

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Mr. Hales will receive annual equity compensation of $658,000 in shares of the Registrant’s restricted common stock, which will be issued and vest pursuant to the terms of the Registrant’s Management Performance Bonus Plan.

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In the event that Mr. Hales’ employment with the Registrant is terminated by the Registrant without cause, and if Mr. Hales signs a general release of claims against the Registrant, Mr. Hales will be entitled to receive severance payments equal to Mr. Hales’ then-current compensation (consisting of the annual base salary plus the annual targeted bonus amount), less applicable withholding, for twelve months following the date of separation.

Item 8.01                      Other Events

Press release regarding change in Directors and Officers

On December 10, 2012, the Registrant issued a press release relating to the appointment of Mr. Hales as the new Chief Executive Officer of the Registrant.  A copy of the press release is filed as Exhibit 99.1 hereto.

The information furnished under Item 9.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any registration statement or other filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01                      Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release Dated December 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAGG Inc

/s/ BRANDON T. O’BRIEN
Brandon T. O’Brien
Chief Financial Officer
Date: December 10, 2012

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